CTI BioPharma Announces Completion of Enrollment in the Phase 2 PAC203 Study of Pacritinib

- Optimal dose determination from the PAC203 study expected in mid-2019 with topline data expected in the third quarter of 2019 -

SEATTLE, Dec. 28, 2018 - CTI BioPharma Corp. (NASDAQ:CTIC) announced today the completion of full enrollment of 150 patients in the PAC203 Phase 2 study of pacritinib. The Company expects to report the determination of the optimal dose of pacritinib in mid-2019 following a meeting with the U.S. Food and Drug Administration (FDA). Topline efficacy and safety data are expected in the third quarter of 2019, with the new Phase 3 study targeted to commence enrollment in the third quarter of 2019.

As previously announced, the Company has received input from the FDA on key elements of the design of a new randomized Phase 3 study of pacritinib in adult patients with myelofibrosis (primary myelofibrosis, post-polycythemia vera myelofibrosis, or post-essential thrombocythemia myelofibrosis) and who have severe thrombocytopenia (as defined by patients with platelet counts of less than 50,000 per microliter), an indication that has been recognized by the medical community as an important unmet medical need. A planned interim safety review by an Independent Data Monitoring Committee (IDMC) is scheduled to occur in the first quarter of 2019.

The PAC203 study is evaluating the safety and efficacy of three dosing schedules (100 mg once daily, 100 mg twice daily and 200 mg twice daily) over 24 weeks in patients with myelofibrosis previously treated with ruxolitinib. More information on the PAC203 trial can be found at ClinicalTrials.gov at https://clinicaltrials.gov/ct2/show/NCT03165734.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations regarding anticipated interactions with regulators, our ability to establish a dose for our randomized Phase 3 study of pacritinib, the anticipated trial design of the U.S. Phase 3 trial for pacritinib, the expected timing for development milestones for pacritinib, including the timing of determining the optimal dose using data from the ongoing PAC203 study, and timing expectations relating to the availability of topline efficacy and safety data from the ongoing PAC203 study as well as the commencement of enrollment in the planned U.S. Phase 3 trial for pacritinib. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: determination of the trial design for the planned U.S. Phase 3 trial for pacritinib may take longer than anticipated; clinical trials may not demonstrate safety and efficacy of any of our or our collaborators’ product candidates; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; our efforts to advance the development of pacritinib may not be successful; any of our or our collaborators’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“CTI BioPharma” and the CTI BioPharma logo are registered trademarks or trademarks of CTI BioPharma Corp. in various jurisdictions. All other trademarks belong to their respective owner.
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CTI BioPharma Contacts:
Julia Balanova (investors)
+1 646-378-2936
jbalanova@troutgroup.com

Rich Allan (media)
+1 646-378-2958
rallan@troutgroup.com